UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 11, 2005

Date of Earliest Event Reported:  January 9, 2005

MOVIE GALLERY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-24548	63-1120122
(Commission File Number)	(I.R.S. Employer Identification No.)

900 West Main Street, Dothan, Alabama	36301
(Address of Principal Executive Offices)	(Zip Code)

(334) 677-2108

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry into a Material Definitive Agreement

On January 9, 2005, Movie Gallery, Inc., a Delaware corporation (“Movie Gallery”), and Hollywood Entertainment Corporation, an Oregon corporation (“Hollywood”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provides for a business combination whereby TG Holdings, Inc. (“Merger Sub”), an Oregon corporation and a wholly owned subsidiary of Movie Gallery, will merge with and into Hollywood (the “Merger”).  As a result of the Merger, the separate corporate existence of Merger Sub will cease and Hollywood will continue as the surviving corporation in the Merger.

At the effective time of the Merger, each share of Hollywood common stock (other than shares owned by Hollywood, Movie Gallery and Merger Sub) will be converted into the right to received $13.25 in cash.  Each outstanding Hollywood stock option at the time of the closing (whether vested or unvested) will be converted into the right to receive an amount in cash equal to the excess, if any, of $13.25 over the per share exercise price of such option multiplied by the number of shares subject to such option.

The Merger is subject to the approval of Hollywood’s shareholders.  In addition, the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as well as other customary closing conditions, including Movie Gallery’s receipt of sufficient financing.

Movie Gallery and Hollywood have made customary representations, warranties and covenants in the Merger Agreement, including Hollywood making covenants not to solicit alternative transactions or, subject to certain exceptions, to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction.

The Merger Agreement contains certain termination rights for both Movie Gallery and Hollywood, and further provides that, upon termination of the Merger Agreement under certain circumstances, Hollywood may be obligated to pay Movie Gallery a termination fee of $27.0 million and an expense reimbursement amount of up to $3.0 million.

In connection with the Merger Agreement, Merrill Lynch Capital Corporation, Wachovia Bank, National Association, Wachovia Capital Investments, Inc. and Wachovia Capital Markets, LLC have provided to Movie Gallery a Credit Facilities Commitment Letter dated January 9, 2005.  The Credit Facilities Commitment Letter contemplates, on the terms and conditions provided therein, an aggregate of $1,195,000,000 of debt financing, the proceeds of which will be used to fund the Merger.

The parties currently expect the Merger to close in the second calendar quarter of 2005, although there can be no assurances that the Merger will close in that time period, or at all.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and a copy of the Credit Facilities Commitment Letter is attached hereto as Exhibit 10.1, and both are incorporated herein by reference.  The foregoing descriptions of the Merger Agreement and Credit Facilities Commitment Letter are qualified in their entirety by reference to the full text of the Merger Agreement and the Credit Facilities Commitment Letter.

HOLLYWOOD STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the parties, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov ).  Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement will also be available, without charge, by directing a request to Hollywood Entertainment Corp., 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, Attn: Investor Relations.

The directors and executive officers of Hollywood and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Hollywood’s directors and executive officers will be available in the proxy statement.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Item 7.01.  Regulation FD Disclosure.

On January 10, 2005, Movie Gallery issued a press release announcing the Merger Agreement.  A copy of the press release is attached as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 9, 2005, by and among Movie Gallery, Inc., TG Holdings, Inc. and Hollywood Entertainment Corporation
10.1

Credit Facilities Commitment Letter dated as of January 9, 2005 made by Movie Gallery, Inc. and Merrill Lynch Capital Corporation, Wachovia Bank, National Association, Wachovia Capital Investments, Inc. and Wachovia Capital Markets, LLC

99.1	Press Release dated January 10, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 11, 2005	MOVIE GALLERY, INC.

	By:	/s/ Ivy M. Jernigan
Ivy M. Jernigan Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 9, 2005, by and among Movie Gallery, Inc., TG Holdings, Inc. and Hollywood Entertainment Corporation
10.1

Credit Facilities Commitment Letter dated as of January 9, 2005 made by Movie Gallery, Inc. and Merrill Lynch Capital Corporation, Wachovia Bank, National Association, Wachovia Capital Investments, Inc. and Wachovia Capital Markets, LLC

99.1	Press Release dated January 10, 2005